Exhibit 10.40

Executive Officer Summary Compensation Sheet

Annual Cash Compensation for Senior Executive Officers

The annual cash compensation for Executive Officers of Rackable Systems, Inc. as of January 1, 2006, was as follows:

Executive Officer	Annual Base Salary ($)	Annual Target Bonus ($)
Thomas K. Barton	$340,000	$175,000
President and Chief Executive Officer

Todd R. Ford	260,500	100,000
Executive Vice President of Operations and Chief Financial Officer

Giovanni Coglitore	200,000	100,000
Founder and Chief Technology Officer

Thomas Gallivan	200,000	220,000
Vice President of Worldwide Sales

William P. Garvey	200,000	80,000
General Counsel, Vice President of Corporate Development and Secretary

Madhu Ranganathan	200,000	80,000
Vice President of Finance

Robert Weisickle	220,000	80,000
Vice President of Engineering

Cash Bonus Arrangements for Executive Officers:

1.	The bonus awards for Thomas K. Barton, Todd R. Ford and Giovanni Coglitore (percentage of target bonus) are determined quarterly based upon Rackable Systems’ achievement of its goals for revenues, gross margin, earnings per share (on a normalized basis) and quarterly backlog, as such goals are specified in the operating plan provided by management to Rackable Systems’ board of directors.

2.	The bonus award for Thomas Gallivan is determined based on the achievement of certain sales targets.

3.	The bonus awards (percentage of target bonus) for all other executive officers is determined by the achievement of (a) individual goals and objectives throughout each quarter and (b) certain quarterly financial achievements by Rackable Systems.